Exhibit 10.4

As amended as of May 23, 2023

Sigilon Therapeutics, Inc.

Non-Employee Director Compensation Policy

Effective as of the initial public offering (the “IPO”) of the common stock of Sigilon Therapeutics, Inc. (the “Company”), each individual who provides services to the Company as a director, other than a director who is employed by the Company or a subsidiary (a “Non-Employee Director”), shall be entitled to receive the following compensation, subject to the limitations on annual Non-Employee Director compensation set forth in the Company’s 2020 Equity Incentive Plan:

Type of Compensation	Amount and Form of Payment
Annual cash fee	$35,000 ($65,000 for the chairman of the Board of Directors (the “Board”))
Additional annual cash fee for members of the Audit Committee	$7,500 ($15,000 for the Audit Committee chairman)
Additional annual cash fee for members of the Compensation Committee	$5,000 ($10,000 for the Compensation Committee chairman)
Additional annual cash fee for members of the Nominating and Corporate Governance Committee	$4,000 ($8,000 for the Nominating and Corporate Governance Committee chairman)
Equity compensation

Each Non-Employee Director who is first elected or appointed to the Board following the IPO shall, upon his or her initial election or appointment to the Board, be granted an option to purchase 1,367 shares of the Company’s common stock (the “Initial Option”), such option to vest as to one-third of the shares subject to the option on each of the first, second and third anniversaries of the date of grant, subject to the Non-Employee Director’s continued service to the Board through each applicable vesting date. Notwithstanding the foregoing, in no event will the Initial Option have a grant date fair value, determined in accordance with FASB ASC Topic 718 (or any successor provision) (“ASC Topic 718”), that exceeds $600,000.

On the date of the first meeting of the Board following each annual meeting of stockholders of the Company, each Non-Employee Director who has then served as a member of the Board for at least a six (6)-month period prior to such meeting will be granted an option to purchase 683 shares of the Company’s common stock (the “Annual Option”), such option to vest in full on the first anniversary of the date of grant, subject to the Non-Employee Director’s continued service to the Board through the applicable vesting date. Notwithstanding the foregoing, in no event will the Annual Option have a grant date fair value, determined in accordance with FASB ASC Topic 718 (or any successor provision) (“ASC Topic 718”), that exceeds $300,000.

Each option granted to any Non-Employee Director will have a per-share exercise price equal to the fair market value of a share of the Company’s common stock on the date of grant, have a term of no more than ten (10) years and will be subject to the terms and conditions of the Company’s 2020 Equity Incentive Plan (or any successor plan). Upon a Change in Control (as defined in the Company’s 2020 Equity Incentive Plan (or as such term or similar term is defined in any successor plan)), each Initial Option and each Annual Option that is then outstanding will vest in full, subject to the Non-Employee Director’s continued service to the Board through such Change in Control.

All cash fees shall be payable in arrears on a quarterly basis or upon the earlier resignation or removal of the Non-Employee Director and shall be prorated for any calendar quarter of partial service, based on the number of calendar days the Non-Employee Director was a member of the Board. For the calendar quarter during which the IPO occurs, all annual cash fees shall be prorated based on the number of calendar days the Non-Employee Director was a member of the Board following the IPO.

In addition, Non-Employee Directors will be reimbursed by the Company for reasonable travel and other expenses incurred in connection with the Non-Employee Director’s attendance at Board and committee meetings, in accordance with the Company’s policies as in effect from time to time.

For the avoidance of doubt, directors who are employees of the Company or one of its subsidiaries will not receive compensation for their service as a director.

The Board (or the compensation committee thereof) may amend this Non-Employee Director Compensation Policy at any time.